Exhibit 99.1

News Release

For more information, contact:

Nicole S. Stokes

Executive Vice President and CFO

(229) 890-1111

Ameris Bancorp completes acquisition of fidelity southern

corporation AND ANNOUNCES APPOINTMENT OF NEW CEO

JACKSONVILLE, Fl., July 1, 2019 - Ameris Bancorp (NasdaqGS: ABCB) (the “Company”) announced today that it completed the acquisition of Fidelity Southern Corporation (NasdaqGS: LION) (“Fidelity”) as of July 1, 2019. Immediately following the acquisition, Fidelity’s banking subsidiary, Fidelity Bank, was merged with and into the Company’s banking subsidiary, Ameris Bank, with Ameris Bank surviving the merger. Fidelity Bank previously operated 62 branches, 46 of which were located in Georgia and 16 of which were located in Florida. Based on March 31, 2019, financial data and excluding purchase accounting adjustments, the combined bank has assets of $16.4 billion, deposits of $13.8 billion and total loans of $12.5 billion.

Under the terms of the merger agreement between Fidelity and the Company, Fidelity’s shareholders are entitled to receive for each share of Fidelity common stock outstanding 0.80 shares of the Company’s common stock.

The Company also announced today that Dennis J. Zember Jr. has resigned from his positions as President, Chief Executive Officer and a director of the Company, and as Chief Executive Officer and a director of Ameris Bank, citing a need to attend to family and personal matters. In connection with the consummation of the merger, H. Palmer Proctor, Jr., formerly President of Fidelity and Chief Executive Officer of Fidelity Bank, has been named Chief Executive Officer of the Company and Ameris Bank.

Additionally, five former Fidelity directors – James B. Miller, Jr., H. Palmer Proctor, Jr., Gloria A. O’Neal, Rodney D. Bullard and Wm. Millard Choate – have been appointed to the board of directors of the Company and Ameris Bank.

James B. Miller, Jr., who was appointed Executive Chairman in connection with the consummation of the merger, said, “We are delighted to complete this outstanding combination to create an even stronger bank that will be better positioned to serve our combined customer base and build value for our shareholders. We appreciate Dennis Zember’s many contributions to bringing our two organizations together and are confident that Palmer Proctor is more than ready to step into his new role as CEO of the combined entity.”

Daniel B. Jeter, the Company’s Lead Independent Director, said, “I look forward to working with Jim and Palmer in the years ahead as we seek to deliver on the promise of this combination of two excellent institutions. Dennis has contributed enormously to Ameris over the years and was an important architect of this merger. We are grateful and wish him and his family well in his next chapter.”

H. Palmer Proctor, Jr., added, “As I said when we announced the combination, our two franchises are very similar in culture with complementary, well positioned businesses. I look forward to working with my existing and new colleagues to build on what is now one of the strongest banking platforms in the Southeast.”

To better represent the strength and size of the merged financial institution within the industry, as well as among existing and prospective customers, Ameris Bank has begun planning a refresh of its brand. The brand enhancement process, to be completed by the end of the year, will create a sharper, stronger and more recognizable brand, with elements from both Ameris Bank’s and Fidelity Bank’s current brand identities.

Stephens Inc. served as financial advisor and Rogers & Hardin LLP provided legal counsel to the Company.  Sandler O’Neill + Partners, L.P. served as financial advisor and Wachtell, Lipton, Rosen & Katz provided legal counsel to Fidelity.  FIG Partners, LLC, in addition to Sandler O’Neill, provided a fairness opinion to Fidelity.

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company’s banking subsidiary, Ameris Bank, had 176 locations in Georgia, Alabama, Florida and South Carolina at July 1, 2019, including the 62 locations acquired in the Fidelity acquisition.